Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Critical Metals Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.001 per share	Other (2)	9,073,988	$10.70	$97,091,671.60	$147.60 per $1,000,000	$14,330.73
Equity	Ordinary Shares, par value $0.001 per share	Other (2)	1,814,297	$10.70	$19,412,977.90	$147.60 per $1,000,000	$2,865.36
Total Offering Amounts					$116,504,649.50		$17,196.09
Total Fee Offsets(3)							—
Net Fee Due							$17,196.09

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of the Ordinary Shares that may become issuable by reason of any share split, share dividend, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Ordinary Shares on The Nasdaq Stock Market LLC on June 4, 2024.

(3)	The Registrant does not have any fee offsets to claim.